Exhibit 99.1

Great Elm Capital Corp. Announces SECOND Quarter 2021 Financial Results

Company to Host Quarterly Conference Call at 11:00 AM ET Today

WALTHAM, MA, August 3, 2021 – Great Elm Capital Corp. (“we,” “us,” “our,” or “GECC,”) (NASDAQ: GECC), a business development company, today announced its financial results for the second quarter and six months ended June 30, 2021.

Financial and Operating Highlights

▪

Net investment income (“NII”) for the quarter was $2.1 million, as compared to NII of $1.5 million for the quarter ended March 31, 2021, and $0.9 million for the quarter ended June 30, 2020. NII increased quarter-over-quarter due to accelerated deployment of capital during the prior quarter.

▪

NII per share was $0.09 based on weighted average shares outstanding of 23,508,232 for the quarter ended June 30, 2021, as compared to NII per share of $0.06, based on weighted average shares outstanding of 23,401,837, for the quarter ended March 31, 2021.

▪	As of June 30, 2021, GECC’s asset coverage ratio was approximately 166.2%, compared to 177.1% as of March 31, 2021, and 144.5% as of June 30, 2020.
▪	Net assets grew slightly to approximately $91.7 million on June 30, 2021, as compared to $91.5 million on March 31, 2021, and $79.6 million on December 31, 2020.
▪	NAV per share improved to $3.90 as of June 30, 2021, from $3.89 as of March 31, 2021 and $3.46 at December 31, 2020.
▪	Paid a quarterly dividend of $0.10 per share for the second quarter of 2021, consistent with the quarterly dividend paid for the first quarter of 2021.
▪

Closed a $25.0 million senior secured revolving line of credit with City National Bank. Borrowings under the revolving line bear interest at the applicable LIBOR rate plus 3.50% with a 1.00% floor. The line of credit was undrawn as of June 30, 2021.

▪

Further diversified capital structure and enhanced liquidity by issuing $50.0 million of notes in June 2021, and an additional $7.5 million in July 2021 with the full exercise of the underwriters’ overallotment option, that bear interest at a rate of 5.875% per year (due June 2026).

▪	Redeemed its 6.50% Notes due 2022 subsequent to quarter end on July 23, 2021.

Management Commentary

Peter A. Reed, GECC’s Chief Executive Officer, stated, “We are pleased with our operating results for the second quarter, which was highlighted by growth in NII as a result of a differentiated investment strategy focused on specialty finance investments. We continue to actively pursue investment opportunities in this space.  We deployed $49.9 million into new investments at a favorable yield, and grew our total investments to $209.4 million at fair value. We are continuing to benefit from an efficient, low-cost operating structure, and further grew our capital base at a lower cost through the signing of a $25 million senior revolving line of credit as well as issuing $57.5 million in senior notes which provided an incremental $24 million of liquidity following the redemption of the 2022 Notes.”

Financial Highlights – Per Share Data(1)

	Q2/2020[1]	Q3/2020[1]	Q4/2020[1]	Q1/2021[1]	Q2/2021[1]
Earnings Per Share (“EPS”)	$0.34	$0.72	($0.43)	$0.53	$0.11
Net Investment Income (“NII”) Per Share	$0.09	$0.18	$0.07	$0.06	$0.09
Net Realized Gains / (Losses) Per Share	$0.09	($0.02)	$0.03	($0.14)	($0.10)
Net Unrealized Gains / (Losses) Per Share	$0.16	$0.56	($0.54)	$0.61	$0.12
Net Asset Value Per Share at Period End	$5.10	$5.53	$3.46	$3.89	$3.90
Distributions Paid / Declared Per Share	$0.249	$0.249	$0.249	$0.10	$0.10

Portfolio and Investment Activity

As of June 30, 2021, GECC held total investments of $209.4 million at fair value, as follows:

•

42 debt investments, totaling approximately $155.7 million and representing 74.4% of the fair market value of our total investments. Secured debt investments comprised a substantial majority of the fair market value of our debt investments.

•	3 income generating equity investments, totaling approximately $25.4 million, representing 12.1% of the fair market value of our total investments.
•	8 other equity investments, totaling approximately $18.7 million and representing 8.9% of the fair market value of our total investments.
•

Special Purpose Acquisition Company (SPAC) instruments totaling approximately $9.7 million, which consist of SPAC units, common stock, and warrants, representing approximately 4.6% of total investments.

As of June 30, 2021, the weighted average current yield on our debt portfolio was 11.1%. Floating rate instruments comprised approximately 43.6% of the fair market value of debt investments.

During the quarter ended June 30, 2021, we deployed approximately $49.9 million into 25 investments(2) excluding SPACs, at a weighted average current yield of 9.29%. The weighted average price of our new debt investments was 98% of par.

During the quarter ended June 30, 2021, we monetized, in part or in full, 18 investments for approximately $35.1 million(3) excluding SPACs, at a weighted average current yield of 8.0%. The weighted average realized price was 100% of par. We also monetized $0.4 million of SPAC securities during the period.

Financial Review

Total investment income for the quarter ended June 30, 2021 was approximately $6.2 million, or $0.27 per share. Total expenses for the quarter ended June 30, 2021 were approximately $4.1 million, or $0.18 per share.

Net realized losses for the quarter ended June 30, 2021 were approximately $2.4 million, or $0.10 per share. Net unrealized appreciation from investments for the quarter ended June 30, 2021 was approximately $2.8 million, or $0.12 per share.

Liquidity and Capital Resources

As of June 30, 2021, our unrestricted cash balance was approximately $29.1 million, comprised of $59.8 million of gross cash less $30.7 million reserved for the July 23rd redemption of our unsecured notes due 2022, and is exclusive of holdings of United States Treasury Bills.

Total debt outstanding (par value) as of June 30, 2021 was $138.4 million, comprised of our 6.50% senior notes due June 2024 (NASDAQ: GECCN), our 6.75% senior notes due January 2025 (NASDAQ: GECCM), and our 5.875% senior notes due June 2026 (NASDAQ: GECCO). Total debt outstanding excludes the Company’s 6.50% senior notes due 2022 (NASDAQ: GECCL), which were called prior to quarter end and subsequently redeemed at 100% of their principal amount, plus accrued and unpaid interest through the redemption date on July 23, 2021.

Distributions

We also announced this morning that our board of directors authorized a $0.10 per share cash distribution for the quarter ending December 31, 2021. The record and payment dates for the distribution are expected to be set by GECC in the third quarter pursuant to authority granted by its board of directors.

Conference Call and Webcast

GECC will discuss these results in a conference call later this morning (Tuesday, August 3, 2021) at 11:00 a.m. ET.

Conference Call Details

Date/Time:Tuesday, August 3, 2021 – 11:00 a.m. ET

Participant Dial-In Numbers:

(United States):844-820-8297

(International):661-378-9758

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "GECC." An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Great Elm Capital Corp.’s website at http://www.investor.greatelmcc.com/events-and-presentations/presentations after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the Internet via the Investor Relations section of GECC’s website or by clicking on the conference call link: Great Elm Capital Corp (GECC) Q2 2021 Conference Call Webcast.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) The per share figures are based on a weighted average outstanding share count for the respective period.

(2) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(3) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	June 30, 2021	December 31, 2020
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $167,643 and $147,494, respectively)	$ 154,225	$ 112,116
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $119,987 and $74,997, respectively)	119,984	74,998
Affiliated investments, at fair value (amortized cost of $126,638 and $109,840, respectively)	39,833	29,289
Controlled investments, at fair value (amortized cost of $11,394 and $7,630, respectively)	15,375	10,243
Total investments	329,417	226,646

Cash and cash equivalents	59,761	52,582
Restricted cash	-	600
Receivable for investments sold	3,907	-
Interest receivable	2,985	2,423
Dividends receivable	640	-
Due from portfolio company	723	837
Deferred financing costs	324	-
Prepaid expenses and other assets	33	240
Total assets	$ 397,790	$ 283,328

Liabilities
Notes payable 6.50% due September 18, 2022 (including unamortized discount of $354 and $494, respectively)	$ 29,939	$ 29,799
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $916 and $1,042, respectively)	44,694	44,568
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,312 and $1,529, respectively)	41,511	41,294
Notes payable 5.875% due June 30, 2026 (including unamortized discount of $1,646)	48,354	-
Payable for investments purchased	130,374	75,511
Interest payable	415	328
Distributions payable	-	1,911
Accrued incentive fees payable	9,682	9,176
Due to affiliates	905	764
Accrued expenses and other liabilities	249	362
Total liabilities	$ 306,123	$ 203,713

Commitments and contingencies	$ -	$ -

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 23,508,232 shares issued and outstanding and 23,029,453 shares issued and outstanding, respectively)	$ 235	$ 230
Additional paid-in capital	232,219	230,504
Accumulated losses	(140,787)	(151,119)
Total net assets	$ 91,667	$ 79,615
Total liabilities and net assets	$ 397,790	$ 283,328
Net asset value per share	$ 3.90	$ 3.46

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$2,983	$2,616	$5,425	$7,082
Non-affiliated, non-controlled investments (PIK)	68	-	98	-
Affiliated investments	324	243	584	470
Affiliated investments (PIK)	1,568	1,297	3,007	2,521
Controlled investments	149	28	157	98
Total interest income	5,092	4,184	9,271	10,171
Dividend income from:
Non-affiliated, non-controlled investments	453	-	934	3
Controlled investments	640	480	960	880
Total dividend income	1,093	480	1,894	883
Other income from:
Non-affiliated, non-controlled investments	48	26	81	56
Affiliated investments (PIK)	-	75	282	75
Controlled investments	-	3	-	12
Total other income	48	104	363	143
Total investment income	$6,233	$4,768	$11,528	$11,197

Expenses:
Management fees	$765	$591	$1,425	$1,289
Incentive fees	398	228	506	328
Administration fees	180	191	336	395
Custody fees	13	19	26	39
Directors’ fees	56	51	111	102
Professional services	251	250	676	507
Interest expense	2,291	2,390	4,489	4,695
Other expenses	176	132	352	274
Total expenses	$4,130	$3,852	$7,921	$7,629
Net investment income	$2,103	$916	$3,607	$3,568

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$1,683	$(42)	$(1,732)	$(11,498)
Affiliated investments	(4,052)	-	(4,052)	-
Controlled investments	-	-	140	-
Realized gain on repurchase of debt	-	974	-	1,117
Total net realized gain (loss)	(2,369)	932	(5,644)	(10,381)
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	7,706	2,472	17,196	(17,243)
Affiliated investments	(5,777)	(1,030)	(1,494)	(6,115)
Controlled investments	824	221	1,368	144
Total net change in unrealized appreciation (depreciation)	2,753	1,663	17,070	(23,214)
Net realized and unrealized gains (losses)	$384	$2,595	$11,426	$(33,595)
Net increase (decrease) in net assets resulting from operations	$2,487	$3,511	$15,033	$(30,027)

Net investment income per share (basic and diluted):	$0.09	$0.09	$0.15	$0.35
Earnings per share (basic and diluted):	$0.11	$0.34	$0.64	$(2.96)
Weighted average shares outstanding (basic and diluted):	23,508,232	10,195,857	23,455,328	10,129,269